Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop	Broadgate Consultants
	(480) 609-3336	(972) 543-8123	(212) 232-2222

MERITAGE CORPORATION REPORTS RECORD SECOND QUARTER 2003 - -
DILUTED EPS INCREASES 30% TO $1.55

•	SECOND QUARTER NET EARNINGS UP 43% OVER PRIOR YEAR TO $21.3 MILLION

•	CLOSINGS IN QUARTER RISE TO 1,258 HOMES, UP 23% OVER LAST YEAR’S QUARTER

•	PRE-TAX MARGIN EXPANDS TO 10.2%, 34 BASIS POINTS OVER PRIOR YEAR’S QUARTER

•	NEW HOME UNIT ORDERS RISE 64%, HOMES IN BACKLOG AHEAD BY 47%, FOR QUARTER

•	FULL-YEAR GUIDANCE RAISED TO $6.20-$6.40 PER SHARE

Dallas and Scottsdale, Ariz. (July 21, 2003) – Meritage Corporation (NYSE: MTH) today announced net earnings of $21.3 million, or $1.55 per diluted share, for the second quarter ended June 30, 2003, compared with $14.9 million, or $1.19 per diluted share, in the same period a year ago, an increase in EPS of 30% year-over-year. Net earnings for the first six months of 2003 was $37.1 million, or $2.70 per diluted share, compared with $23.5 million, or $1.92 per diluted share for the same period in 2002, a 41% increase in EPS.

SUMMARY OPERATING RESULTS ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,			Six Months Ended June 30,

			%			%
	2003	2002	Increase	2003	2002	Increase

Home sales revenue	$325,733	$246,441	32%	$609,143	$416,172	46%
Net earnings	$21,312	$14,938	43%	$37,085	$23,504	58%
Diluted EPS	$1.55	$1.19%	30%	$2.70	$1.92%	41%

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“Our second quarter and first half 2003 results set records over the prior year periods for key measures including number of homes ordered and closed, home sales revenue, pre-tax net earnings, and homes in backlog,” said John Landon, Meritage Co-Chairman and Co-CEO. “Meritage has also performed well over the long run, with 15 years of consecutive record growth in revenue and earnings and five-year compounded annual growth rates in homebuilding revenue of 49%, net earnings of 38% and in EPS of 32%. In addition, our return on assets and equity has averaged 14% and 32%, respectively, over the last five years. Our company is successfully executing its strategy of growing market share both organically and through acquisitions, while maintaining excellent returns and a strong balance sheet. We have exceeded our stated goal of doubling the size of the Company every 3-4 years, and are on this growth track in 2003.”

The Company’s pre-tax margins expanded to 10.2% in the second quarter of 2003, a 34 basis point increase over the second quarter of 2002 and primarily the result of limiting increases in SG&A expenses. Home sales gross margins for the quarter were 20.1%, a slight decline of 27 basis points from last year’s quarter. This was attributed mainly to changes in product mix.

“Meritage continues to rank among the top of its industry for growth and returns, and is emerging as a leader in our consolidating industry,” said Steve Hilton, Meritage Co-Chairman and Co-CEO. “We are on track to reach our goal of $1.3 to $1.4 billion in revenue this year. Home sales revenue was up 46% to $609.1 million in the first half of 2003 and the value of homes in backlog was also up 46% over the prior year, to $804.7 million. Demand in our markets remains good and current traffic levels are stable with the last few quarters. Given our expectation for relatively steady margins, we anticipate this level of revenue should produce record 2003 diluted earnings per share in the $6.20 to $6.40 range, representing a full-year increase of 17% to 21%, and an increase from our prior quarter’s guidance of $5.90 to $6.10. For the third quarter, we anticipate diluted earnings per share to range from $1.55 to $1.60. The number of diluted shares increased approximately 17% as a result of our June 2002 equity offering, which was used to finance the Hammonds and Perma-Bilt acquisitions,” continued Hilton.

Meritage received 1,877 orders for new homes valued at $463.2 million in the three months ended June 30, 2003, increases of 64% and 56%, respectively, from the same period a year ago. The number of actively selling communities at quarter end was 137, up 10% from March 31, 2003 and 78% from the same quarter a year ago. The number of active communities is expected to increase 5% to 10% over the remainder of the year, with a significant portion of that growth coming from N. California.”

“Our balance sheet remains strong with a net debt to capital ratio at 49.7%. At the end of the second quarter we had 90 completed unsold homes, less than one per community, compared to a total of 36 a year ago. Most of the increase can be attributed to the acquisition of Hammonds Homes. The number of

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2nd Quarter Earnings / 3

lots controlled at June 30, 2003 increased 59% to 28,551 from the same time last year, with much of that increase coming from our 2002 acquisitions,” said Landon.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the second quarter was $40.9 million, up 32% from the same period last year, resulting in a trailing four quarter interest coverage ratio of about 7.3 times and a trailing four quarter debt to EBITDA ratio of about 2.3 times. EBITDA represents a non-GAAP financial measure. A table reconciling this measure to the appropriate GAAP measure included with the operating results is a part of this press release.

Meritage and its auditors, KPMG LLP, are working to apply the Financial Accounting Standards Board’s Interpretation No. 46 “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 may require the consolidation of certain land and lot purchase and option contracts and associated liabilities. Based on Meritage’s preliminary analysis, the Company does not believe that a significant amount of its land and lot option agreements will require consolidation. These agreements are structured so that the seller retains much of the market risk of owning land. As FIN 46 does not alter the economic substance of these agreements, Meritage does not believe its risk profile will be reassessed by the debt ratings agencies. Meritage intends to include a complete discussion and disclosure of FIN 46 in the Company’s June 30, 2003 report on Form 10-Q.

Meritage will hold its second quarter earnings call on Tuesday, July 22, 2003 at 11:00 a.m. EST (10:00 a.m. CT, 9:00 a.m. MST, 8:00 a.m. PT). To participate in the call, please dial in at least five minutes before the start time. The toll free domestic dial-in number is 1-800-289-0494; international toll free number is 1-913-981-5520. A replay will be available from 2:00 p.m. EST Tuesday, July 22, 2003 through Monday, July 28, 2003 at 12:00 midnight Eastern Time by dialing 1-888-203-1112, code 607471. The call will be available on the Company’s web site at www.meritagehomes.com and through CCBN for two weeks at www.companyboardroom.com.

About Meritage Corporation

Meritage Corporation designs, builds and sells distinctive single-family homes ranging from entry-level to semi-custom luxury and has built approximately 24,000 homes in its 18 year history. The Company was recently ranked as the 14th largest builder in the U.S. for 2002 by Builder Magazine and recently included in THE BLOOMBERG 100 “HOT STOCK” list, compiled by Bloomberg Personal Finance Magazine in their February 2003 issue. In addition, the Company has been ranked by Forbes magazine as #4 of its “200 Best Small Companies in America”, and has appeared twice on Fortune’s list of the “Fastest Growing Companies in America.” Meritage operates in the Phoenix and Tucson, Arizona markets under the Monterey Homes, Hancock Communities and Meritage Homes brand names, in the Dallas/Ft. Worth, Austin, Houston and San Antonio, Texas markets as Legacy Homes, Hammonds Homes and Monterey

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Homes, in the East San Francisco Bay and Sacramento, California markets as Meritage Homes, and in Las Vegas, Nevada as Perma-Bilt Homes. The Meritage web site is located at: www.meritagehomes.com.

MERITAGE CORPORATION AND SUBSIDIARIES
OPERATING RESULTS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE DATA)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Operating Results
Home sales revenue	$325,733	$246,441	$609,143	$416,172
Land sales revenue	8,100	5,000	8,100	5,000

	333,833	251,441	617,243	421,172
Homes sales gross profit	65,364	50,120	121,718	81,811
Land sales gross profit	1,241	141	1,241	141

	66,605	50,261	122,959	81,952
Commissions and other sales costs	(21,328)	(15,300)	(41,073)	(26,596)
General and administrative expenses	(12,076)	(11,324)	(24,288)	(18,789)
Other income	863	1,169	2,072	2,282

Pre-tax earnings	34,064	24,806	59,670	38,849
Income taxes	(12,752)	(9,868)	(22,585)	(15,345)

Net earnings	$21,312	$14,938	$37,085	$23,504

Earnings per share:
Basic shares:
Earnings per share	$1.64	$1.28	$2.85	$2.06
Weighted average shares outstanding	12,984,863	11,665,465	13,012,875	11,400,986
Diluted shares:
Earnings per share	$1.55	$1.19	$2.70	$1.92
Weighted average shares outstanding	13,747,237	12,513,880	13,714,922	12,232,076

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	Quarter Ended		Six Months Ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)

	2003	2002	2003	2002

EBITDA Reconciliation (1):
Net earnings	$21,312	$14,938	$37,085	$23,504
Income taxes	12,752	9,868	22,585	15,345
Interest	4,829	4,657	8,860	8,031
Depreciation	1,740	1,395	3,221	2,617
Amortization	289	131	525	260

EBITDA	$40,922	$30,989	$72,276	$49,757

(1)	EBITDA represents earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, we have provided a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

EBITDA is presented because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and we believe is a financial measure widely used by the homebuilding industry. EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use, nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

MERITAGE CORPORATION AND SUBSIDIARIES
BALANCE SHEETS
(IN THOUSANDS)

	June 30, 2003
	(Unaudited)	December 31, 2002

Total assets*	$857,792	$691,788
Real estate*	611,318	484,970
Cash and cash equivalents	26,555	6,600
Total liabilities*	507,744	374,480
Notes payable*	371,875	264,927
Stockholders’ equity	350,048	317,308

*	Excludes the effect of the application of FIN 46. The impact of FIN 46, if any, on transactions entered into subsequent to January 31, 2003 will be included in the Company’s June 30, 2003 report on Form 10-Q.

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MERITAGE CORPORATION AND SUBSIDIARIES
OPERATING DATA
(UNAUDITED)
($ IN THOUSANDS)

	For The				As Of And For The
	Three Months Ended June 30				Six Months Ended June 30

	2003		2002		2003		2002

	Homes	$	Homes	$	Homes	$	Homes	$

Homes Ordered:
Texas *	883	181,602	462	85,268	1,674	342,737	934	171,252
Arizona	605	153,252	438	111,491	1,052	276,905	894	228,095
California	169	75,095	244	100,889	349	164,870	476	191,383
Nevada **	220	53,240	n/a	n/a	384	91,541	n/a	n/a

Total	1,877	463,189	1,144	297,648	3,459	876,053	2,304	590,730

Homes Closed:
Texas *	641	130,253	376	64,400	1,247	251,756	739	126,442
Arizona	291	83,184	465	108,999	541	150,309	750	173,725
California	176	77,952	181	73,042	334	145,255	291	116,005
Nevada **	150	34,344	n/a	n/a	272	61,823	n/a	n/a

Total	1,258	325,733	1,022	246,441	2,394	609,143	1,780	416,172

Order Backlog:
Texas *					1,512	309,880	888	160,461
Arizona					977	270,751	920	260,355
California					348	156,542	318	128,694
Nevada **					298	67,501	n/a	n/a

Total					3,135	804,674	2,126	549,510

*	Three months ended June 30, 2003 amounts include 368 ($80,762) homes ordered and 230 ($50,183) homes closed from Hammonds Homes. Six months ended June 30, 2003 amounts include 619 ($135,578) homes ordered, 450 ($97,100) homes closed from Hammonds. Homes in backlog at June 30, 2003 include 555 ($120,598) homes from Hammonds.

**	Amounts are for Perma-Bilt Homes, acquired in October 2002.

* * *

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our expectation of positive operating results in 2003 and beyond, our anticipated homebuilding revenue and earnings per share in 2003, the number of actively selling communities we plan to open during the last half of 2003, our gross and pre-tax margins for the remainder of 2003 and the expected accounting treatment of our land and lot purchase and option contracts under FIN 46, including how such treatment will be perceived by the investment community. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock prices; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the availability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indenture for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible

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acquisition candidates; our ability to expand pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; new accounting policies or principles or governmental or stock exchange regulations that could affect our corporate governance or accounting methods; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K Report for the year ended December 31, 2002 under the captions “Market for the Registrant’s Common Stock and Related Stockholder Matters – Factors That May Affect Future Stock Performance” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.4 of Meritage’s Form 10-Q for the quarter ended March 31, 2003. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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